ARTICLES OF AMENDMENT
                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF
                         ELECTRONIC FAB TECHNOLOGY CORP.

              Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         1.  The name of the corporation is ELECTRONIC FAB TECHNOLOGY CORP.

         2. The following amendment to the Articles of Incorporation was adopted on January 26, 1994, as prescribed by the Colorado Corporation Code, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

         3. The Articles of Incorporation are hereby amended by striking out the whole of subparagraph (a) of Article Two and inserting in lieu thereof a new subparagraph (a) of Article Two reading in its entirety as follows:

                 (a) Total Capital. The total number of shares of
            capital stock that the Corporation shall have authority to issue is 50,000,000, of which 45,000,000 shares shall become common stock with a par value of $0.01 per share ("Common Stock") and 5,000,000 shares shall be preferred stock with a par value of $0.01 per share ("Preferred Stock").

         4. The Articles of Incorporation are hereby amended by inserting a new subparagraph (b) to Article Two, which subparagraph (b) shall read in its entirety as follows:

                 (b) Preferred Stock. The Corporation's Board is
            authorized, subject to limitations prescribed by law and to the provisions of this Article, to divide the Preferred Stock into series and fix and determine the relative rights and preferences of the shares of any series so established. The authority of the Board with respect to each series shall, to the extent allowed by the Colorado Corporation Code or any successor statute (the "Colorado Corporation Code"), but subject to the qualifications, limitations and restrictions set forth in this Article, include, without limitation, the authority to establish and fix the following:

                     (1) the number of shares initially constituting such series and the distinctive designation of such series;

                     (2) whether such series shall have any dividend rights, and, if so, the dividend rate on the shares of such series, the time of payment of such dividends, whether such dividends are cumulative and the date from which any dividends shall accrue;

                     (3) whether any of the shares of such series
            shall be redeemable, and, if so, the price (or method of determining the price) at which and the terms and conditions of redemption;

                     (4) whether such series shall have a sinking fund
            or reserve account for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund or reserve account;

                     (5) the rights of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                     (6) the voting powers, full or limited, if any, of shares of that series; and

                     (7) whether such series shall have conversion
            privileges, and, if so, the terms and conditions of such conversion privileges including provisions, if any, for adjustment of the conversion rate and for payment of additional amounts by holders of shares of that series upon exercise of such conversion privileges.

                 The Board is expressly authorized to vary the
            provisions relating to the foregoing matters between the various series of Preferred Stock, but, unless otherwise specified in any Board resolution designating a series of Preferred Stock, in all other respects the shares of each series shall be identical with each other regardless of series. Any of the terms of a series of Preferred Stock may be made dependent upon facts ascertainable outside of these Articles of Incorporation and the Board resolution designating the series, provided that the manner in which such facts shall operate upon such series is clearly and expressly set forth in these Articles of Incorporation or in the Board resolution designating the series.

         5. The Articles of Incorporation are hereby amended by redesignating subparagraphs (b) and (c) of Article Two as in effect prior to this amendment as subparagraphs (c) and (d), respectively, of Article Two.

         6. The Articles of Incorporation are hereby amended by adding the following clause at the beginning of what will be clause (d) of Article Two after giving effect to this amendment: "Except as otherwise provided in any Board resolution designating a series of Preferred Stock,".

         7. The Articles of Incorporation are hereby amended by inserting a new subparagraph (f) to Article Three, which subparagraph (f) shall read in its entirety as follows:

            (f) Special Director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of these Articles of Incorporation, including any applicable resolutions of the Board of Directors adopted pursuant to Article Two hereof. Directors so elected shall not be divided into classes and shall be elected by such holders annually unless expressly provided otherwise by those provisions or resolutions, and, during the prescribed terms of office of those directors, the Board of Directors shall consist of a number of directors equal to the number of those directors plus the number of directors determined as provided in paragraph (a) of this Article Three.

         8. Except as amended hereby, the provisions of the Articles of Incorporation, as heretofore amended, shall remain in full force and effect.

            Dated: January 26, 1994

                                       ELECTRONIC FAB TECHNOLOGY CORP.



                                       By:  /s/ Ken Schultz
                                            Ken Schultz
                                            President

                                       and:  /s/ Sophia Montoya
                                             Sophia Montoya
                                             Assistant Secretary